Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 filed contemporaneously herewith of Aventis S.A. of our report dated July 8, 2003 relating to the financial statements and supplemental schedule of Aventis Pasteur Inc. 401(k) Plan, which appears in this Form 11-K.

/s/ Fischer Cunnane & Associates

September 5, 2003